Exhibit 10.18

November 27, 2020

Skylink Travel lnc.

Suite 512

45 Sheppard Ave E

Toronto ON M2N 5W9

Important information about your Canada Emergency Business Account loan forgiveness and repayment.

Your Canada Emergency Business Account (CEBA), funded by the Government of Canada, provides your organization with access to a $40,000 loan to help your organization cover short term operating expenses, payroll and other non-deferrable expenses.

This letter is to notify you the final date you can withdraw funds from your CEBA through the RBC® Visa CreditLine for Small Business has been extended from December 31, 2020 to March 31, 2021. As a result, all references to “December 31, 2020” in the CEBA legal documentation has been replaced with “March 31, 2021”.

25% loan forgiveness will apply when you repay by December 31, 2022 an amount equal to 75% of the highest amount drawn from your CEBA until March 31, 2021.

It is important to note that your forgiveness amount is calculated on the highest amount drown from your CEBA at any point on or before March 31, 2021. ln other words, that is the highest one time balance owing at any time, up to and including March 31, 2021. In order to help you make the decisions that are right for your organization, the information in the chart below provides you with a summary of the highest amount drawn on your CEBA to date, the potential forgiveness amount and your current outstanding balance, as of the date below.

Your CEBA loan Information as of November 15, 2020
Approved loan amount	$40,000
Highest amount drawn	$40,000.00
Calculated potential forgiveness amount	$10,000.00
Current outstanding balance	$40,000.00

If you wish to qualify for the maximum forgiveness amount of $10,000, the highest amount drawn on your CEBA must be $40,000 at any one time on or before March 31, 2021, and you will need to have repaid $30,000 on or before December 31, 2022.

To access your CEBA loan (RBC Visa CreditLine for Small Business):

◾	Log in to RBC Online Banking for Business or RBC Express®. Your CEBA loan is listed as a Visa account under “Credit Cards” on your “My Accounts” page. For clients accessing their funds for the first time, you will see a $0.00 balance in your Visa account.
◾	Click on the Visa account number to transfer funds to your RBC business banking account.

For more information on your highest amount drawn and forgiveness amount, please call 1-888-648-3511. For information about how the CEBA loan works, including when interest begins to accrue and other relevant information, please visit Frequently Asked Questions at rbc.com/ceba.

CEBA Administration Team